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Mesa Energy Holdings, Inc. Announces Initial Testing in the Java Field

Press Release Source: Mesa Energy Holdings, Inc. On Thursday March 25, 2010, 9:30 am EDT

DALLAS--(BUSINESS WIRE)--Mesa Energy Holdings, Inc. (the “Company”) (OTCBB: MSEH.OB), an exploration stage oil and gas exploration and production company with a focus on the Marcellus Shale in western New York has announced that it has begun initial testing in its Java Field natural gas development project in Wyoming County, New York.

The Company has selected two of its nineteen existing Medina wells for testing of the Marcellus Shale. The two wells selected are approximately three miles apart. The testing process began in December 2009 with an initial round of location maintenance, logging and evaluation and the two wells will be re-completed once the required permits have been approved. The data obtained in December 2009 will be combined with additional data to design a frac program for both wells with these operations expected to be completed in the second quarter of 2010.

The Company believes that there are multiple stacked pay zones present in the field, including the Medina and Marcellus Shale zones and, possibly, the Utica Shale zone, and that there is also significant potential to enhance the production and lifespan of the existing Medina wells using modern technology.

The Company recently announced the results of an independent engineering review of its material assets in the Java Field. Based on this review, as modified by the Company to better reflect the actual acreage acquired, the potential gas in place in the Marcellus and associated shales is believed to be in a range from 106 billion cubic feet (BCF) at 50 feet of shale thickness to 425 BCF at 200 feet of shale thickness. Based on these numbers, potential recoverable gas reserves using a 25% recovery factor and 200 feet of shale thickness would be approximately 106 BCF. The Company projects total potential net revenue over the life of the project to be as much as $405 million gross before expenses, or $332 million net of expenses ($151 million at PV 10). These projections are based on a price of $5 per thousand cubic feet (MCF) of gas.

CEO of Mesa Energy Holdings, Inc., Randy M. Griffin said, “The test results from the first two wells will be an integral part of our evaluation to determine the potential production capability of additional existing wells in the Marcellus Shale. We have already submitted permit applications and expect to receive approval shortly. We will update our shareholders on our progress.”

The Company believes that, in addition to enhancing its existing 19 wells, it can potentially drill and complete up to 80 new vertical Marcellus Shale wells on the project acreage and that the shales in the Java Field and surrounding area could provide an excellent opportunity to achieve significant daily production rates.

About Mesa Energy Holdings, Inc.

Headquartered in Dallas, TX, Mesa Energy Holdings, Inc. is a growth-oriented, exploration stage oil and gas exploration and production (E&P) company with a definitive focus on growing reserves and net asset value per share, primarily through the development of highly diversified, multi-well developmental and defined-risk exploratory drilling opportunities and the acquisition of solid, long-term existing production with enhancement potential. Although the Company is constantly evaluating opportunities in the nation’s most productive basins, the Company’s primary focus is currently on the Devonian Black (Marcellus) shale in the northern Appalachian Basin in western New York.

More information about the Company may be found at http://mesaenergy.us.

Forward-Looking Statements

Certain statements in this news release, which are not historical facts, are forward-looking statements. These statements are subject to risks and uncertainties. Words such as "expects", "intends", "plans", "may", "could", "should", "anticipates", "likely", "believes" and words of similar import also identify forward-looking statements. Forward-looking statements are based on current facts and analyses and other information that are based on forecasts of future results, estimates of amounts not yet determined and assumptions of management. Actual results may differ materially from those currently anticipated due to a number of factors which may be beyond the reasonable control of the Company, including, but not limited to, the Company’s ability to locate and acquire suitable interests in oil and gas properties on terms acceptable to the Company, the availability and pricing of additional capital to finance operations and leasehold acquisitions, the viability of the shale gas fields in the Appalachian Basin in western New York and the gas sands of eastern Oklahoma, the ability of the Company to build and maintain a successful operations infrastructure, government regulation, the intensity of competition and changes and volatility in energy prices. Readers are urged not to place undue reliance on the forward-looking statements, which speak only as of the date of this release. We assume no obligation to update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this release. Additional information on risks and other factors that may affect the business and financial results of the Company can be found in the filings of the Company with the U.S. Securities and Exchange Commission at http://cts.businesswire.com/ct/CT?id=smartlink&url=http%3A%2F%2Fwww.sec.gov&esheet=6227311&lan=en_US&anchor=www.sec.gov&index=3&md5=378156a61b337751c5f446d777241187.

The engineering review referenced above was prepared by Jeffrey A. Chadwick, an independent licensed petroleum engineer, on July 10, 2009. Chadwick noted in his evaluation that (i) the data from the 19 existing wells on the Java Field acreage used to reach his conclusions was very limited, not verified for accuracy and not of the quality to yield accurate results and (ii) in no way did Chadwick Energy Consulting, Inc. represent or guarantee that the results presented would be achieved. For more information on the review, please refer to the press release dated March 22, 2010, http://www.mesaenergy.us/news/news.aspx?nrnum=295

Contact:

Mesa Energy Holdings, Inc.
972-490-9595
IR@mesaenergy.us